AMENDED AND RESTATED

EXCHANGE AGREEMENT

BY AND AMONG

SUREPURE, INC.
[formerly known as SOEFL Inc.],

XOptics (PTY) Limited

AND

the holders of all shares in SurePure Investment Holding AG

DATED AS OF DECEMBER 12, 2012

AMENDED AND RESTATED

SHARE EXCHANGE AGREEMENT

This AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT (the “Agreement”) is made and entered into as of December __, 2012 by and among SurePure, Inc., formerly named “SOEFL Inc.,” a Nevada corporation (“SurePure US”), XOptics (PTC) Limited, a British Virgin Islands company (“XOptics”), and the Company Shareholders, being the holders of all shares in SurePure Investment Holding AG, a Switzerland corporation (Aktiengesellschaft) (the “Company”), as such term is defined in Section 1.1, all of such Company Shareholders acting through their duly appointed representative (the “Stockholder Representative”) (XOptics, the Company Shareholders and SurePure US are sometimes collectively referred to in this Agreement as the “Parties”), and amends and restates in full the Share Exchange Agreement made as of October 28, 2011 among the Parties (the “Original Share Exchange Agreement”) as follows:

RECITALS

A.           Capitalized terms used in this Agreement without definition shall have the respective meanings given them in Section 1.1.

B.           SurePure US, SurePure Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of SurePure US, and the Company have on July 8, 2011 entered into an Agreement and Plan of Merger (the “Merger Agreement”).

C.           Since such date, the parties and the holders of all stock in the Company have reviewed the Transaction structure.

D.           Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2), SurePure US and the Company Shareholders intend to (i) effect, instead of the transactions contemplated under the Merger Agreement, the Share Exchange and (ii) terminate the Merger Agreement and replace such Merger Agreement by this Agreement.

E.           On the date of the Original Share Exchange Agreement, there were outstanding 26,822,215 shares of the Company Common Stock. Since October 28, 2011, the Company has issued additional shares of the Company Common Stock, as follows: (i) the Company has issued 7,378,416 shares of the Company Common Stock to XOptics upon the conversion by XOptics of its loans to the Company; (ii) the Company has issued 2,500,000 shares of the Company Common Stock to Trinity under the Trinity Subscription Agreement in exchange for $2,500,000 paid to the Company; and (iii) the Company has commenced the process to issue 100,000 shares of the Company Common Stock to RD Active under the RD Active Subscription Agreement in exchange for $100,000 paid to the Company. Since October 28, 2011, the Company has entered into certain enforceable agreements under which it may required to issue additional shares of the Company Common Stock, as follows: (i) at such time as the closing of the transactions referred to in the SPHSA Acquisition Agreement occur, the Company is obligated to issue 9,864,811 shares of the Company Common Stock to the holders of the ordinary shares of SPHSA, comprised of 3,000,000 shares of the Company Common Stock issued and to be issued in exchange for shares of SPHSA and 6,864,811 shares of the Company Common Stock issued and to be issued upon the conversion of shareholder loans made to SPHSA; and (ii) the Company is obligated to issue up to 2,900,000 additional shares to RD Active after the Share Exchange in exchange for payment of $2,900,000, all subject to the terms and conditions of the RD Active Subscription Agreement. As a result of the foregoing, as of the date of this Agreement, the number of shares of the Company Common Stock issued and outstanding on a fully diluted basis is 58,837,442.

F.           Immediately upon the Closing, the Board of Directors of SurePure US will consist of two members designated as set forth herein. It is also contemplated that immediately from and after the Share Exchange, as set forth herein, the senior management of SurePure US will consist of senior management from the Company.

G.           The Board of Directors of SurePure US (i) has determined that the Share Exchange is consistent with and in furtherance of the long-term business strategy of SurePure US and fair to, and in the best interests of, SurePure US and its shareholders, and (ii) has approved this Agreement, the Share Exchange and the other transactions contemplated by this Agreement, including the assumption by SurePure of all executory obligations of the Company under the RD Active Subscription Agreement and the SPHSA Acquisition Agreement.

H.           Whereas under laws of the State of Nevada, other than as set forth below in this Agreement, there is no requirement that the shareholders of SurePure US prior to the Share Exchange approve the Share Exchange and the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, the Parties agree as follows:

ARTICLE I
THE TRANSACTION

1.1   Certain Definitions. As used in this Agreement, the following terms shall have the following meanings accorded to them:

“Closing” means the closing of the Share Exchange.

“Company” means SurePure Investment Holding AG, a Swiss stock corporation (Aktiengesellschaft), having Registration Number CH 170.3.031.335-8.

“Company Shareholders” means the holders of the Company Stock, including (a) those persons owning shares of the Company Common Stock as of the date of this Agreement; (b) to the extent that it shall have a right to acquire shares of the Company Common Stock in accordance with the terms of the Trinity Subscription Agreement, Trinity and any direct or indirect assignee of Trinity’s rights under the Trinity Subscription Agreement; and (c) any shareholder of SPHSA who has accepted, will accept or who is deemed to or obligated to have accepted the offer, dated August 21, 2012, of the Company to acquire shares of SPHSA made under the SPHSA Acquisition Agreement.

“Company Common Stock” means the ordinary shares/bearer shares in the Company, par value CHF 0.01;

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Information Statement” means the Information Statement to be mailed to the holders of the SurePure US Common Stock as of the date on which the both approvals of the shareholders of SurePure US referenced in Sections 5.2(d) and 5.2(e) were given by written consent, such information statement to be in the form required by Regulation 14C promulgated under the Exchange Act;

“Mailing Date” means the date on which SurePure US mails or otherwise distributes the Information Statement to its shareholders in accordance with Regulation 14C promulgated under the Exchange Act;

“RD Active” means RD Active Capital Limited, a company formed under the laws of England and Wales.;

“RD Active Subscription Agreement” means the Subscription Agreement, dated November 26, 2012, between the Company and RD Active;

“Regulation S” means Regulation S promulgated under the Securities Act;

“Securities Act” means the U.S. Securities Act of 1933, as amended;

“Share Exchange” means the exchange of shares by the Company Shareholders for shares of SurePure US Common Stock and SurePure US Preferred Stock pursuant to this Agreement;

“SPHSA” means SurePure Holdings South Africa (Pty) Ltd, a private company incorporated under the laws of South Africa Company having Registration Number 2005/072411/07;

“SPHSA Acquisition Agreement” means the Acquisition Agreement, dated August 16, 2012, between the Company and SPHSA;

“SPPAG” means SurePure Participations AG, a Swiss stock corporation (Aktiengesellschaft), having Registration Number CH-170.3.031.336-3;

“SPPAG Common Stock” means the ordinary shares of SPPAG, par value CHF 2.00;

“SP Subsidiaries” means SurePure Operations AG, Surepure Latin America—Maquinas de Purificação U.V.C. LTDA, SPHSA and SurePure Marketing South Africa (Pty) Ltd.; provided, that SPHSA and SurePure Marketing South Africa (Pty) Ltd. shall not be owned or controlled by the Company or SurePure US until such time as the closing under the SPHSA Acquisition Agreement has occurred.

“Stock Option Plan” means the 2012 Nonqualified Stock Option Plan of SurePure US;

“SurePure US Capital Stock” means, collectively, the SurePure US Common Stock and the SurePure US Preferred Stock;

“SurePure US Common Stock” means shares of the common stock, $0.001 par value, of SurePure US;

“SurePure US Preferred Stock” means shares of the preferred stock, $0.01 par value, of SurePure US, each of which shall be convertible, subject to the terms and conditions thereof, into one (1) share of SurePure US Common Stock;

“Transaction” means the Share Exchange;

“Trinity” means Trinity Asset Management (Pty) Ltd., a private company incorporated under the laws of South Africa Company having Registration Number: 1996/010864/07;

“Trinity Subscription Agreement” means the Subscription Agreement, dated July 23, 2012, among the Company, XOptics and Trinity; and

“Unaffiliated Company Shareholders” means each of the Company Shareholders other than XOptics;

1.2    Share Exchange. Subject to the terms and conditions of this Agreement, at the Closing (as defined herein):

(a) each of the Unaffiliated Company Shareholders will tender each of his, her or its bearer shares of the Company Common Stock in exchange for one (1) share of SurePure US Common Stock (the “Common Exchange Ratio”), or a ratio of 1:1;

(b) XOptics will tender its bearer shares of the Company Common Stock in exchange for 18,314,538 shares of SurePure Preferred Stock, or a ratio of 1:1 (the “Preferred Exchange Ratio”); and

(c) XOptics will tender its 50,000 shares of SPPAG Common Stock in exchange for 4,450,909 shares of SurePure US Preferred Stock, or a ratio of 89.01818:1 (the “SPPAG Exchange Ratio”).

At the Closing, SurePure US shall become irrevocably obligated to issue to the Company Shareholders the requisite number of shares of SurePure US Common Stock and SurePure Preferred Stock in exchange for the delivery of Company Common Stock and the SPPAG Common Stock, all in accordance with the Common Exchange Ratio, the Preferred Exchange Ratio or the SPPAG Exchange Ratio, as the case shall be.

1.3    Percentage Ownership. As of the date of the Closing, by virtue of the Share Exchange, the aggregate number of shares of SurePure US Common Stock that shall be issued and outstanding on a fully diluted basis (i.e., giving effect to the conversion of all issued and outstanding shares of SurePure US Preferred Stock and including the shares to be issued to be issued in exchange for the SPPAG Common Stock) in the Share Exchange shall be 58,337,442 shares, as follows:

(a) 14,035,184 shares of SurePure US Common Stock shall be held by the Unaffiliated Company Shareholders, including Trinity and RD Active;

(b) 22,765,447 shares of SurePure US Common Stock, which shares of SurePure US Common Stock shall be reserved for issuance upon the conversion of an equal number of shares of SurePure US Preferred Stock under the terms and conditions of the Certificate of Amendment to be filed by SurePure US with the Secretary of State of the State of Nevada not sooner than 10 days after the Mailing Date, and which shares shall be held by XOptics;

(c) 1,474,976 additional shares of SurePure US Common Stock, which shares of SurePure US Common Stock shall be reserved for issuance to the former shareholders and former noteholders of SPHSA (other than XOptics) contingent upon the closing of the transactions contemplated by the SPHSA Acquisition Agreement;

(d) 8,389,835 additional shares of SurePure US Common Stock, which shares of SurePure US Common Stock shall be reserved for issuance upon the conversion of an equal number of shares of SurePure US Preferred Stock under the terms and conditions of the Certificate of Amendment to be filed by SurePure US with the Secretary of State of the State of Nevada not sooner than 10 days after the Mailing Date, which shares of SurePure US Preferred Stock shall be issued to XOptics contingent upon the closing of the transactions contemplated by the SPHSA Acquisition Agreement;

(e) 2,900,000 shares of SurePure US Common Stock shall be reserved for issuance to RD Active or to other purchasers under the RD Active Subscription Agreement;

(f) 9,272,000 shares of SurePure US Common Stock shall be held by the shareholders of SurePure US immediately prior to the Closing; and

(g) SurePure US shall own all of Company Common Stock and all of the SPPAG Common Stock (the aggregate number of the shares of SurePure US Capital Stock to be issued in accordance with clauses (a) and (b) above in this Section is referred to in this Agreement as the "Exchange Shares").

Notwithstanding the foregoing, if immediately following the Closing of the Share Exchange, the aggregate percentage ownership of the Exchange Shares on a fully diluted basis is less than 79.87%, then SurePure US will issue to the Company Shareholders, pro rata according to their aggregate holdings of shares of SurePure US Common Stock on a fully diluted and as-converted basis (in the case of the holdings of XOptics as a stockholders of SPPAG, XOptics shall be deemed to hold the 4,450,909 shares of Company Common Stock held of record by SPPAG) that additional number of shares of SurePure US Common Stock or, in the case of XOptics, SurePure US Preferred Stock, to increase the aggregate percentage ownership of the Company Shareholders to 79.87%.

1.4    Adjustments to Exchange Ratio. Each of the Exchange Ratio and the SPPAG Exchange Ratio shall be adjusted (such adjustment to be subject to the consent of the Company Shareholders, acting through the Company Shareholders Representative (as defined in Section 1.7(b)), which shall not be unreasonably withheld) to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into SurePure US Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to SurePure US Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Closing Date.

1.5    Fractional Shares. No fraction of a share of SurePure US Common Stock will be issued by virtue of the Share Exchange, but in lieu thereof each Company-Shareholder who would otherwise be entitled to a fraction of a share of SurePure US Common Stock (after aggregating all fractional shares of SurePure US Common Stock to be received by such holder) shall receive from SurePure US one full share of SurePure US Common Stock (i.e. rounded up to the nearest whole share).

1.6    Closing Date. The Closing of the Share Exchange (the “Closing”) shall take place on December 12, 2012 or such other time and date to be specified by the Parties, which shall be no later than the next following business day after the satisfaction or waiver of the conditions set forth in Article VI (the “Closing Date”). The Parties shall mutually agree on the location at which the Closing shall take place.

1.7    Surrender of Certificates.

(a)    Exchange Agent. SurePure US shall select an agent of its choice, in its sole discretion, to act as the exchange agent (the “SurePure US Exchange Agent”) in the Share Exchange.

(b)    Company Shareholders Representative. The Company Shareholders, Trinity, RD Active and XOptics each have authorized Stephen Robinson to act as their representative (the "Company Shareholders Representative"), with the right of substitution, for purposes of all actions to be effected and all things to be done by each of them under this Agreement, including, without limitation, to implement the Share Exchange contemplated under this Agreement.

(c)    SurePure US to Provide Common Stock Certificates. At the Closing Date, (i) SurePure US shall make available to the SurePure US Exchange Agent, for exchange in accordance with this Article I, certificates representing the Exchange Shares in exchange for all outstanding shares of Company Common Stock, and (ii) each Company Shareholder shall make available to the Company Shareholders Representative, certificates representing his, her or its shares of Company Common Stock in exchange for the Exchange Shares.

(d)    Exchange Procedures. At the Closing Date, (i) SurePure US shall cause the SurePure US Exchange Agent to deliver to each of the Company Shareholders or, as the case may be, the Company Shareholders Representative, a certificate or certificates (the “SurePure US Certificates”) representing shares of SurePure US Common Stock or shares of the SurePure US Preferred Stock in the requisite number pursuant to Section 1.2, and (ii) each Company Shareholder shall cause the Company Shareholders Representative to deliver to the SurePure Exchange Agent a certificate or certificates (the “Company Certificates”) representing shares of Company Common Stock in the requisite number pursuant to Section  1.2. With respect to (A) the shares of SurePure US Common Stock referred to in Section 1.3(c), (B) the shares of SurePure US Preferred Stock referred to in Section 1.3(d) and (C) the shares of SurePure US Common Stock referred to in Section 1.3(e), SurePure US shall cause the SurePure US Exchange Agent to deliver to the persons entitled to receive the same SurePure US Certificates representing shares of SurePure US Common Stock or shares of the SurePure US Preferred Stock in the requisite number pursuant to Section 1.3(c), Section 1.3(d) and Section 1.3(e) at such times as shall be required by the respective terms of the SPHSA Acquisition Agreement and the RD Active Subscription Agreement.

1.8    Lost, Stolen or Destroyed Certificates. In the event any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of SurePure US Common Stock; provided, however, that SurePure US may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against SurePure US or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

1.9    Taking of Necessary Action, Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest SurePure US, XOptics, Trinity, the shareholders of SPHSA and the other Company Shareholders, respectively, with full right, title and possession to the shares of Company Common Stock and the SurePure US Common Stock and the SurePure US Preferred Stock, respectively, the Parties shall take all such lawful and necessary action as may be required for such purposes.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS

Each of the Company Shareholders, severally, and not jointly, represents and warrants to SurePure US, and, with respect to SPPAG, XOptics represents and warrants to SurePure US, in each case subject to the exceptions specifically disclosed in writing and referencing a specific representation in the disclosure letter supplied by the Company Shareholders Representative (as defined herein) to SurePure US dated as of the date hereof (the “Company Shareholders Disclosure Letter”), whether or not reference to the Company Shareholders Disclosure Letter is made in a representation below, as follows:

2.1    Organization of the Company.

(a)    Each of the Company and SPPAG is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined herein) on the Company or SPPAG, as the case may be.

(b)    The Company has, and shall have at the Closing, as subsidiaries the following entities: SurePure Operations AG, and Surepure Latin America—Maquinas de Purificação U.V.C. LTDA. SPHSA and SurePure Marketing South Africa (Pty) Ltd. shall not be direct or indirect subsidiaries of the Company until such time as the closing under the SPHSA Acquisition Agreement shall occur. SPPAG has no subsidiaries or affiliates (other than its interest in SPIHAG).

(c)   The Company has delivered or made available to SurePure US true and correct copies of the Articles of Association of the Company and the SP Subsidiaries, as amended to date, and such instrument is in full force and effect. The Company is not in violation of any of the provisions of its Articles of Incorporation.

(d)    XOptics has delivered or made available to SurePure US true and correct copies of the Articles of Association of SPPAG, as amended to date, and such instrument is in full force and effect. SPPAG is not in violation of any of the provisions of its Articles of Incorporation.

(e)    When used in connection with the Company, the term “Material Adverse Effect” means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company taken as a whole except for those changes, events and effects that are directly caused by (i) conditions affecting the United States economy as a whole, or (ii) conditions affecting the internet industry as a whole, which conditions (in the case of clause (i) or (ii)) do not affect the Company in a disproportionate manner) or (iii) conditions that in the good faith judgment of the Company’s Board of Directors result principally from the execution or delivery of this Agreement or the announcement of the pendency of the Transaction. When used in connection with SPPAG, the term “Material Adverse Effect” means, for purposes of this Agreement, any change, event or effect that is adverse to the business, assets (including intangible assets), financial condition or results of operations of SPPAG.

2.2    Company Capital Structure.

(a)    The share capital of the Company consists of 36,700,631 bearer shares, each with a par value of CHF 0.01. The Company is in the process of procuring the issue of 100,000 additional bearer shares that, if issue prior to the Share Exchange will be deliverable to RD Active in respect of its first payment for shares. All of the shares of the Company Common Stock that have been issued are validly issued, fully paid and are nonassessable and are not subject to preemptive rights created by statute or the Articles of Incorporation of the Company or any agreement or document to which the Company is a party or by which it is bound. Each of the Company Shareholders has the full legal and beneficial ownership of his, her or its Company Common Stock, free and clear of any liens, claims, security interests or other encumbrances.

(b)    The share capital of SPPAG consists of 50,000 bearer shares, each with a par value of CHF 2.00. All of the shares of SPPAG have been validly issued, fully paid and are nonassessable and are not subject to preemptive rights created by statute or the Articles of Incorporation of the SPPAG or any agreement or document to which the Company is a party or by which it is bound. XOptics has the full legal and beneficial ownership of SPPAG, free and clear of any liens, claims, security interests or other encumbrances.

(c)    As of the date of this Agreement, neither the Company nor SPPAG has any Company Stock Option Plans or other employee or consultant benefit plans.

(d)    There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any Company Shareholder.

(e)    SPPAG has and has never had any operations.

2.3    Obligations With Respect to Capital Stock. Except for shares of the Company Common Stock that remain to be issued under the RD Active Subscription Agreement and the SPHSA Acquisition Agreement, as set forth in clauses (c), (d) and (e) of Section 1.3, there are no equity securities, partnership interests or similar ownership interests of any class of the Company or SPPAG, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. There are no equity securities, partnership interests or similar ownership interests of the Company or SPPAG, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or SPPAG is a party or by which it is bound obligating the Company or SPPAG to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of the Company or SPPAG or obligating the Company or SPPAG to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except as set forth in the Trinity Subscription Agreement and the RD Active Subscription Agreement, there are no registration rights and, to the knowledge of the Company, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of the Company or SPPAG.

2.4    Authority.

(a)    Each of XOptics and each of the Company Shareholders has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by XOptics and each of the Company Shareholders and, assuming the due authorization, execution and delivery by SurePure US constitutes a valid and binding obligation of XOptics and each of the Company Shareholders, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity, to the extent applicable.

(b)    No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic (“Governmental Entity”), is required by or with respect to or XOptics or the Company Shareholders in connection with the execution and delivery of this Agreement or the consummation of the Transaction, except for (i)  such consents, approvals, orders, authorizations, registrations, declarations and filings (if any) as may be required under applicable Swiss law and applicable U.S. federal and state securities laws and the securities or antitrust laws of any foreign country, and (ii) such other consents, authorizations, filings, approvals and registrations (if any) which if not obtained or made would not be material to the Company Shareholders or SurePure US or have a Material Adverse Effect on the ability of the parties to consummate the Transaction.

2.5    Company Financial Statements.

(a)    The financial statements (including, in each case, any related notes thereto) of the Company and its consolidated entities as of, and for the twelve-month periods ended, December 31, 2010 and December 31, 2011 and the financial statements (including, in each case, any related notes thereto) of the Company and its consolidated entities as of, and for the six month periods ended September 30, 2011 and September 30, 2012 (collectively, the “Company Financials”), were prepared in accordance with generally accepted accounting principles as applied in the United States (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the case of unaudited interim financial statements). The balance sheet of the Company as of September 30, 2012 is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, since the date of the Company Balance Sheet the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company taken as a whole, except liabilities (i) provided for in the Company Balance Sheet, or (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.

(b)    SPPAG has no assets other than the Company Common Stock that it holds and, other than as set forth in the Company Shareholders Disclosure Letter, has no liabilities.

2.6    Absence of Certain Changes or Events. Since the date of the Company Balance Sheet there has not been: (i) any Material Adverse Effect on the Company or SPPAG, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital stock or the SPPAG Common Stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any purchase, redemption or other acquisition by SPPAG of any of the SPPAG Common Stock or any other securities of the Company of SPPAG, or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company’s capital stock or the SPPAG Common Stock, (iv) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by the Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a Transaction involving the Company of the nature contemplated hereby, (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any material Company IP Rights (as defined in Section 2.8) other than licenses in the ordinary course of business consistent with past practice, (vi) except s required by conversion of any of the Company Financial Statement to a GAAP basis, any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in the Swiss Code of Obligations, or (vii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

2.7    Taxes.

(a)    Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all (i) federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, (ii) all interest, penalties and additions imposed with respect to such amounts, and (iii) any obligations to any Tax authority under Treasury Regulation 1.1502-6 or any similar provision of state, local or foreign law.

(b)    Tax Returns and Audits.

(i)          The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by the Company, except such Returns which are not material to the Company, and has paid all Taxes shown to be due on such Returns. All such Returns are true, correct and complete in all material respects.

(ii)         The Company as of the Closing Date will have withheld and paid over, as appropriate, with respect to its employees all federal and state, local and/or foreign income Taxes.

(iii)        The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)        No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination. The Company has not received a request for or an inquiry regarding a Return from any jurisdiction where it does not currently file a Return.

(v)         No adjustment relating to any Returns filed by the Company has been proposed formally or informally by any Tax authority to the Company or any representative thereof and, to the knowledge of the Company, no basis exists for any such adjustment which would be material to the Company.

(vi)        The Company does not have any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to the Company, and the Company has not incurred any liability for Taxes other than in the ordinary course of business since the date of the Company Balance Sheet. There is no lien for Taxes on the assets of the Company other than inchoate liens for Taxes not yet due.

(vii)       No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes payable by the Company.

(viii)      The Company has never been a member of a consolidated, combined or affiliated group or is a party to or affected by any tax-sharing or allocation agreement or arrangement.

(ix)         The Company has no (A) any Tax exemption, Tax holiday or other Tax-sharing arrangement that the Company has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sharing arrangement and (B) any expatriate tax programs or policies affecting the Company. The Company is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax-sharing arrangement or order of any Governmental Entity and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order.

(x)          The Company is not a party to or otherwise subject to any arrangement entered into in anticipation of the Closing, not in accordance with past practice and not required by this Agreement, that could reasonably be expected to have the effect of (i) the recognition of a deduction or loss before the Closing Date and a corresponding recognition of taxable income or gain by the Company after the Closing Date or (ii) the recognition of taxable income or gain by the Company after the Closing Date without the receipt of or entitlement to a corresponding amount of cash.

(xi)         No Closing agreement, written ruling, or determination letter with respect to Taxes, or any equivalent written decision from a foreign jurisdiction, has been received from, and no Closing or other similar agreement has been executed with, any Tax or other governmental authority that will be binding upon the Company after the Closing.

(xii)        The Company has properly withheld on all amounts paid to Persons located or incorporated outside of the United States and have paid the appropriate amounts withheld to the proper governmental authorities.

2.8    Intellectual Property.

(a)    To the knowledge of the Company Shareholders, the Company owns, or has the right to use, sell or license all intellectual property necessary or required for the conduct of its respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the “Company IP Rights”), directly and/ or through the SP Subsidiaries.

(b)    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not constitute a breach of any instrument or agreement governing any of the Company IP Rights to which the Company is a party or by which, to its knowledge, it is bound or affected, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any the Company IP Rights or materially impair the right of the Company or SurePure US to use, sell or license any the Company IP Rights or portion thereof.

(c)    To the knowledge of the Company Shareholders, the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by the Company does not violate any license or agreement between the Company and any third party nor infringe any intellectual property right of any other party.

(d)    There is no pending or, to the knowledge of the Company Shareholders, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any the Company IP Rights, nor has the Company received any written notice asserting that any the Company IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

(e)    The Company has taken commercially reasonable steps designed to safeguard and maintain the confidentiality of, and its proprietary rights in, all the Company IP Rights.

2.9    Compliance; Permits; Restrictions.

(a)    The Company is not in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or by which the Company or any of its respective properties is bound or, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to the Company Shareholders’ knowledge, threatened against the Company, nor has any Governmental Entity indicated an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted.

(b)    The Company holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of the Company (collectively, the “Company Permits”). The Company is in compliance in all material respects with the terms of the Company Permits to the extent required by the Company’s operations as of the date of this Agreement.

(c)    Except as disclosed in Section 2.9(c) of the Company Shareholders Disclosure Letter, none of the Company Shareholders has knowledge of any pending regulatory action of any sort against the Company, or the Company’s products by any regulatory agency or any other duly authorized governmental authority which could have a Material Adverse Effect on the Company or in any material way limit or restrict the ability of the Company to market its existing products. Except as set forth on Section 2.9(c) of the Company Shareholders Disclosure Letter, the Company has not knowingly committed or permitted to exist any violation of the rules and regulations of any regulatory agency or any other duly authorized governmental authority.

2.10         Litigation. Except as disclosed in Section 2.10 of the Company Shareholders Disclosure Letter, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which the Company has received any notice of assertion nor, to the Company Shareholders’ knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against the Company which reasonably would be likely to be material to the Company, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

2.11         Employee Benefit Plans and Employment Matters.

(a)    The Company has no employee benefit plans, pension plans or multi-employee Plans other than those relating to the employment of Stephen Robinson in terms of Swiss Employment and Social security requirements.

(b)    To the Company Shareholders' knowledge, the Company (i) is in compliance in all material respects with applicable Swiss law respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Company Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice) and as required under applicable law. There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy. To the Company Shareholders' knowledge, no employee of the Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Company and disclosing to the Company or using trade secrets or proprietary information of any other person or entity.

2.12         Absence of Liens and Encumbrances. The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Company Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to the Company.

2.13         Environmental Matters.

(a)    The Company has complied and is in compliance with all Environmental, Health and Safety Requirements.

(b)    Without limiting the generality of the foregoing, the Company has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of its facilities and the operation of its business.

(c)    The Company has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under Environmental, Health, and Safety Requirements.

2.14         Labor Matters. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company Shareholders do not have knowledge of any activities or proceedings of any labor union to organize any Company Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company Shareholders, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Company Employees and no collective bargaining agreement is being negotiated by the Company. The Company is and has been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours.

2.15         Agreements, Contracts and Commitments. Except as set forth in Section 2.16 and Section 2.2(b) of the Company Shareholders Disclosure Letter, the Company is not a party to or is bound by:

(a)    any employment or consulting agreement, contract or commitment with any officer or director level employee or member of the Company’s Board of Directors, other than those that are terminable by the Company on no more than ninety (90) days notice without liability or financial obligation;

(b)    any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c)    any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between the Company and any of its officers or directors;

(d)    any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or compete with any person or granting any exclusive distribution rights;

(e)    any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or

(f)    any material joint marketing or development agreement.

The Company, or to the Company Shareholders' knowledge any other party to a Company Contract (as defined herein), has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company is a party or by which it is bound of the type described in clauses (a) through (f) above (any such agreement, contract or commitment, a “Company Contract”) in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to the Company.

2.16         Change of Control Payments. The Company has no plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers or directors of the Company as a result of or in connection with the Transaction.

2.17         Investment by Company Shareholders. Each of the Company Shareholders further represents or acknowledges the following:

(a)    Knowledge of Investment and its Risks. Company Shareholder has knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Company Shareholder’s investment in SurePure US Capital Stock. Company Shareholder understands that an investment in SurePure US represents a high degree of risk and there is no assurance that SurePure US’s business or operations will be successful. Company Shareholder has considered carefully the risks attendant to an investment in SurePure US, and that, as a consequence of such risks, Company Shareholder could lose Company Shareholder’s entire investment in SurePure US.

(b)    Investment Intent. Company Shareholder hereby represents and warrants that (i) it is acquiring SurePure US Capital Stock for investment for Company Shareholder’s own account, and not as a nominee or agent and not with a view to the resale or distribution of all or any part of SurePure US Capital Stock, and Company Shareholder has no present intention of selling, granting any participation in or otherwise distributing any of SurePure US Capital Stock within the meaning of the Securities Act, except that the right to dispose of any shares of SurePure US Capital Stock shall remain within the discretion of each Company Shareholder; and (ii) Company Shareholder does not have any contracts, understandings, agreements or arrangements with any person and/or entity to sell, transfer or grant participations to such person and/or entity, with respect to any of SurePure US Capital Stock.

(c)    Disclosure. Company Shareholder has reviewed information provided by SurePure US in connection with the decision to purchase SurePure US Capital Stock, and has reviewed SurePure US’s publicly-available filings with the United States Securities and Exchange Commission (the “SEC”). SurePure US has provided or made available to Company Shareholder all the information that Company Shareholder has requested in connection with the decision to purchase SurePure US Capital Stock. Company Shareholder further represents that Company Shareholder has had an opportunity to ask questions and receive answers from SurePure US regarding the business, properties, prospects and financial condition of SurePure US. All such questions have been answered to the full satisfaction of Company Shareholder.

(d)    No Registration. Company Shareholder understands that he, she or it must bear the economic risk of its investment in SurePure US for an indefinite period of time. Company Shareholder further understands that (i) neither the offering nor the sale of SurePure US Capital Stock has been registered under the Securities Act or any applicable State Acts or securities laws of other applicable jurisdictions in reliance upon exemptions from the registration requirements of such laws, (ii) SurePure US Capital Stock must be held by Company Shareholder indefinitely unless the sale or transfer thereof is subsequently registered under the Securities Act and any applicable State Acts, or an exemption from such registration requirements is available, (iii) except to the extent set forth in the Trinity Subscription Agreement or the SPHSA Acquisition Agreement, SurePure US is not hereby under any obligation to register any of SurePure US Capital Stock on Company Shareholder’s behalf or to assist Company Shareholder in complying with any exemption from registration, and (iv) SurePure US will rely upon the representations and warranties made by Company Shareholder in this Agreement in order to establish such exemptions from the registration requirements of the Securities Act and any applicable State Acts or securities laws of other applicable jurisdictions.

(e)    Transfer Restrictions. Company Shareholder will not transfer any of SurePure US Capital Stock unless such transfer is exempt from registration under the Securities Act and such State Acts and securities laws of other applicable jurisdictions, and, if requested by SurePure US, Company Shareholder has furnished an opinion of counsel satisfactory to SurePure US that such transfer is so exempt. Company Shareholder understands and agrees that (i) the certificates evidencing SurePure US Capital Stock being acquired will bear appropriate legends indicating such transfer restrictions placed upon SurePure US Capital Stock, (ii) SurePure US shall have no obligation to honor transfers of any of SurePure US Capital Stock being acquired in violation of such transfer restrictions, and (iii) SurePure US shall be entitled to instruct any transfer agent or agents for the securities of SurePure US to refuse to honor such transfers.

2.18         Regulation S.

(a)    Exemption from Registration Requirements. Each Company Shareholder understands that SurePure US Capital Stock has been and will be issued to the Company Shareholders by the SurePure US in reliance on an exemption contained in Regulation S, and that the SurePure US is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments, and understandings of the Company Shareholders set forth herein in order to determine the applicability of such exemptions and the suitability of the Company Shareholders to acquire SurePure US Capital Stock.

(b)    Compliance with Laws. The purchase of SurePure US Capital Stock by the Company Shareholders under this Agreement is not part of a plan or scheme to evade the registration provisions of the Securities Act.

(c)    Non-U.S. Person. No Company Shareholder is a “U.S. Person,” as defined in Rule 902(k) of Regulation S. The Company Shareholder is not acquiring the Shares for the benefit of any U.S. Person. Upon the Closing, the Company Shareholder will be the sole beneficial owner of Stock and the Company Shareholder has not pre-arranged any sale with respect to any of the foregoing to any purchaser or purchasers in the United States. For purposes of this Section 2.18, a “U.S. person” shall include, without limitation, any natural person resident in the United States, any partnership or corporation organized or non-U.S. banks or insurance companies), any estate of which executor or person (with certain exceptions) and any agency or bank of a foreign entity located in the United States, but does not include a natural person not resident in the United States; and the “United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

(d)    Outside the United States. The Stockholders Representative and each Company Shareholder is outside the United States as of the date of the execution and delivery of this Agreement and will be outside the United States at the time of the Closing; provided, that delivery of SurePure US Capital Stock may be effected within the United States through the Company Shareholder’s agent as long as the Company Shareholder is outside the United States at the time of any such delivery.

(e)    Limitation on Resale and Transferability. The Company Shareholders understand that SurePure US Capital Stock being acquired cannot be offered for sale, sold, or otherwise transferred unless in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act and applicable state securities laws, or pursuant to an available exemption from registration under the Securities Act. No Company Shareholder has engaged in any “Directed Selling Efforts” (as defined in Regulation S) and has any present intention to sell or otherwise transfer SurePure US Capital Stock except in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities Act, pursuant to an available exemption from registration under the Securities Act or upon compliance with the registration requirements of the Securities Act. The Company Shareholder understands that under Rule 903 of Regulation S the SurePure US is required to refuse to register the transfer of any SurePure US Capital Stock that is not made pursuant to a registration statement under the Securities Act, in compliance with Regulation S under the Securities Act or otherwise pursuant to an available exemption from registration.

(f)    No Short Position. The Company Shareholder covenants that it will not, directly or indirectly, or through one or more intermediaries, maintain any “short position” (as hereinafter defined) in SurePure US Capital Stock during the “Distribution Compliance Period” (as hereinafter defined). For purposes of this Section 2.18(f), a “short position” shall mean any sale of a security which the Company Shareholder does not own or any sale which is consummated by the delivery of a security borrowed by, or for the account of, the Company Shareholder; and the “Distribution Compliance Period” shall mean the date which is twelve months from the date of issuance.

(g)    No Hedging Transactions. The Company Shareholder hereby agrees not to engage in any hedging transactions with regard to SurePure US Capital Stock, unless in express compliance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

(h)    Legend. The Company Shareholder understands that certificates or other evidences of SurePure US Capital Stock shall bear a legend substantially similar to the following:

“THIS CERTIFICATE HAS NOT BEEN AND MAY NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE REGULATION S UNDER THE SECURITIES ACT.”

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SurePure US

SurePure US represents and warrants to each of the Company Shareholders, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by SurePure US to the Company Shareholders Representative dated as of the date hereof and certified by a duly authorized officer of SurePure US (the “SurePure US Disclosure Letter”), as follows:

3.1    Organization of SurePure US.

(a)    SurePure US, including any of its subsidiaries, are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation; have the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined herein) on SurePure US.

(b)    SurePure US has delivered to the Company a true and complete list of all of SurePure US’s subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and listing the shareholders of each such subsidiary and the number of shares held by each such shareholder.

(c)    SurePure US has delivered or made available to the Company a true and correct copy of the Certificate of Incorporation and Bylaws of SurePure US and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. SurePure US is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

(d)    When used in connection with SurePure US, the term “Material Adverse Effect” means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of SurePure US and its subsidiaries taken as a whole except for those changes, events and effects that are directly caused by (i) conditions affecting the United States economy as a whole, or (ii) conditions affecting the internet industry as a whole, which conditions (in the case of clause (i) or (ii)) do not affect SurePure US in a disproportionate manner), or (iii) conditions that in the good faith judgment of SurePure US’s Board of Directors result principally from the execution or delivery of this Agreement or the announcement of the pendency of the Transaction.

3.2    SurePure US Capital Structure. The authorized capital stock of SurePure US consists of (a) 200,000,000 shares of Common Stock, $0.001 par value per share, of which as of the date hereof, following a stock split effected on June 11, 2011 (and recognized by the Financial Industry Regulatory Authority on August 16, 2011), there were 32,452,000 shares issued and outstanding, and (b) 1,000,000 shares of Preferred Stock, $0.01 par value per share, of which no shares are issued or outstanding as of the date of this Agreement. After giving effect to the filing of the Certificate of Amendment with the Secretary of State of the State of Nevada, the authorized capital stock of SurePure US will consist of 200,000,000 shares of Common Stock, $0.001 par value per share, and 31,155,282 shares of Preferred Stock, $0.01 par value per share. Except as set forth in this Agreement with respect to the SurePure US Preferred Stock, all outstanding shares of SurePure US Capital Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of SurePure US or any agreement or document to which SurePure US is a party or by which it is bound.

3.3    Obligations With Respect to Capital Stock. Except as set forth in Section 3.2 or in SurePure US Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of SurePure US, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities SurePure US owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of SurePure US, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which SurePure US is a party or by which it is bound obligating SurePure US to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of SurePure US or obligating SurePure US to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of SurePure US, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of SurePure US or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

3.4    Authority.

(a)    SurePure US has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of SurePure US. This Agreement has been duly executed and delivered by each of SurePure US and, assuming the due authorization, execution and delivery by the Company Shareholders, constitutes the valid and binding obligation of each of SurePure US, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by SurePure US do not, and the performance of this Agreement by SurePure US will not (i) conflict with or violate the Certificate of Incorporation or Bylaws of SurePure US, SurePure USSurePure USSurePure USor (ii) assuming the receipt of all material consents, waivers and approvals referred to in the last sentence of this Section 3.4(a), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair SurePure US’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of SurePure US pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SurePure US is a party or by which SurePure US or its or any of its respective properties are bound or affected. SurePure US has no material consents, waivers and approvals under any of SurePure US’s agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated by this Agreement.

(b)    No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to SurePure US in connection with the execution and delivery of this Agreement or the consummation of the Transaction, except for (i)  such consents, approvals, orders, authorizations, registrations, declarations and filings (if any) as may be required under applicable federal and state securities laws and the securities or antitrust laws of any foreign country, and (ii) such other consents, authorizations, filings, approvals and registrations (if any) which if not obtained or made would not be material to SurePure US or the Company or have a Material Adverse Effect on the ability of the parties to consummate the Transaction.

3.5    SurePure US SEC Filings; SurePure US Financial Statements.

(a)    SurePure US has filed all forms, reports and documents required to be filed with the SEC since January 1, 2009, and has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that SurePure US may file subsequent to the date hereof) are referred to herein as the “SurePure US SEC Reports.” As of their respective dates, SurePure US SEC Reports (i) were prepared in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SurePure US SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in SurePure US SEC Reports (the “SurePure US Financials”), including any SurePure US SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the financial position of SurePure US as at the respective dates thereof and the results of SurePure US’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of SurePure US contained in SurePure US SEC Reports, and more specifically that certain Form 10-Q for the fiscal quarter ended September 30, 2012, and filed with the SEC on November 14, 2012, is hereinafter referred to as the “SurePure US Balance Sheet.” Except as disclosed in SurePure US Financials, since the date of SurePure US Balance Sheet, SurePure US has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of SurePure US and its subsidiaries taken as a whole, except liabilities (i) provided for in SurePure US Balance Sheet, or (ii) incurred since the date of SurePure US Balance Sheet in the ordinary course of business consistent with past practices.

3.6    Absence of Certain Changes or Events. Since the date of SurePure US Balance Sheet there has not been: (i) any Material Adverse Effect on SurePure US, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of SurePure US’s capital stock, or any purchase, redemption or other acquisition by SurePure US of any of SurePure US’s capital stock or any other securities of SurePure US or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of SurePure US’s capital stock, (iv) any granting by SurePure US of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by SurePure US of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by SurePure US of any increase in severance or termination pay or any entry by SurePure US into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a Transaction involving SurePure US of the nature contemplated hereby, (v) entry by SurePure US into any licensing or other agreement with regard to the acquisition or disposition of any material SurePure US IP Rights (as defined in Section 3.8) other than licenses in the ordinary course of business consistent with past practice, (vi) any material change by SurePure US in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any revaluation by SurePure US of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

3.7    Tax.

(a)    Tax Returns and Audits.

(i)          SurePure US and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by SurePure US and each of its subsidiaries, except such Returns which are not material to SurePure US, and have paid all Taxes shown to be due on such Returns.

(ii)         SurePure US and each of its subsidiaries as of the Closing Date will have withheld and paid over, as appropriate, with respect to its employees all federal and state, local and/or foreign income taxes, FICA, FUTA and other Taxes required to be withheld.

(iii)        SurePure US has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against SurePure US, nor has SurePure US executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)        No audit or other examination of any Return of SurePure US is presently in progress, nor has SurePure US been notified of any request for such an audit or other examination.

(v)         No adjustment relating to any Returns filed by SurePure US has been proposed formally or informally by any Tax authority to SurePure US or any representative thereof and, to the knowledge of SurePure US, no basis exists for any such adjustment which would be material to SurePure US.

(vi)        SurePure US has no liability for unpaid Taxes which has not been accrued for or reserved on SurePure US Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to SurePure US, and the Company has not incurred any liability for Taxes other than in the ordinary course of business since the date of the Company Balance Sheet.

(vii)       None of SurePure US’s assets are treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(viii)      There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of SurePure US that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.

(ix)         SurePure US has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by SurePure US.

(x)          SurePure US is not, and has not been at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(xi)         No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes payable by SurePure US .

(xii)        SurePure US is not, nor has it been, a member of a consolidated, combined or affiliated group or is a party to or affected by any tax-sharing or allocation agreement or arrangement.

(xiii)       SurePure US has no (y) any Tax exemption, Tax holiday or other Tax-sparing arrangement that SurePure US has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement and (z) any expatriate tax programs or policies affecting SurePure US . Each of SurePure US and its subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any Governmental Entity and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order.

3.8    Intellectual Property. SurePure US does not own or have the right to use, pursuant to a license, sublicense, agreement or permission, any intellectual property.

3.9    Compliance; Permits; Restrictions.

(a)    SurePure US is not in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to SurePure US or by which SurePure US or any of its is bound or affected, or which could reasonably be expected to have the effect of prohibiting or impairing the consummation of the Transaction or any other Transaction provided for in this Agreement, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SurePure US is a party or by which SurePure US or its properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to SurePure US’s knowledge, threatened against SurePure US, nor has any Governmental Entity indicated an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon SurePure US which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of SurePure US, any acquisition of material property by SurePure US or the conduct of business by SurePure US as currently conducted.

(b)    SurePure US and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of SurePure US (collectively, the “SurePure US Permits”). SurePure US and its subsidiaries are in compliance in all material respects with the terms of SurePure US Permits.

(c)    Related Matters. Except as disclosed in Section 3.9(c) of SurePure US Disclosure Letter, SurePure US has no knowledge of any pending regulatory action of any sort against SurePure US by any regulatory agency or any other duly authorized governmental authority in any jurisdiction which could have a Material Adverse Effect on SurePure US. Except as set forth on Section 3.9(c) of SurePure US Disclosure Letter, SurePure US has not knowingly committed or permitted to exist any violation of the rules and regulations of any regulatory agency or any other duly authorized governmental authority.

3.10    Litigation. Except as disclosed in Section 3.10 of SurePure US Disclosure Letter, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which SurePure US has received any notice of assertion nor, to SurePure US’s knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against SurePure US which reasonably would be likely to be material to SurePure US, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

3.11         Employee Benefit Plans and Employment Matters.

(a)    SurePure US has no employee benefit plans, pension plans or multi-employee Plans.

(b)    Employment Matters. To SurePure US’s knowledge, SurePure US (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to SurePure US Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to SurePure US Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against SurePure US under any worker’s compensation policy or long-term disability policy. To SurePure US’s knowledge, no SurePure US Employee has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by SurePure US and disclosing to SurePure US or using trade secrets or proprietary information of any other person or entity.

3.12         Absence of Liens and Encumbrances. SurePure US and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in SurePure US Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to SurePure US.

3.13         Environmental Matters.

(a)    SurePure US has complied and is in compliance with all Environmental, Health and Safety Requirements.

(b)    Without limiting the generality of the foregoing, SurePure US has obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of its facilities and the operation of its business.

(c)    SurePure US has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under Environmental, Health, and Safety Requirements.

3.14         Labor Matters. SurePure US has no employees.

3.15         Agreements, Contracts and Commitments. Except as set forth in Section 3.15 and Section 3.2(b) of SurePure US Disclosure Letter, SurePure US is neither a party to nor is bound by:

(a)    any employment or consulting agreement, contract or commitment with any officer or director level employee or member of SurePure US’s Board of Directors, other than those that are terminable by SurePure US on no more than thirty days notice without liability or financial obligation;

(b)    any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c)    any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between SurePure US and any of its officers or directors;

(d)    any agreement, contract or commitment containing any covenant limiting the freedom of SurePure US to engage in any line of business or compete with any person or granting any exclusive distribution rights;

(e)    any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or

(f)    any material joint marketing or development agreement. SurePure US, nor to SurePure US’s knowledge any other party to a SurePure US Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which SurePure US is a party or by which it is bound of the type described in clauses (a) through (f) above (any such agreement, contract or commitment, a “SurePure US Contract”) in such a manner as would permit any other party to cancel or terminate any such SurePure US Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to SurePure US.

3.16         Change of Control Payments. There is no plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers or directors of SurePure US as a result of or in connection with the Transaction.

3.17         Board Approval. The Board of Directors of SurePure US has, as of the date of this Agreement, determined that the Transaction is fair to, and in the best interests of SurePure US and its shareholders.

3.18         Over the Counter Bulletin Board Quotation; Shares of Common Stock not Depository Trust Company Eligible. SurePure US Common Stock is quoted on the Over the Counter Bulletin Board (“OTCBB”). SurePure US Common Stock is not Depository Trust Company (“DTC”) eligible or electronically transferable through DTC or DTC’s FAST program. SurePure US Preferred Stock is not traded on any exchange or system.

ARTICLE IV
ADDITIONAL AGREEMENTS

4.1    Public Disclosure. SurePure US and the Company Shareholders will consult with each other before issuing any press release or otherwise making any public statement with respect to the Transaction, this Agreement or an action related to this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or any requirement relating to the quotation of SurePure US’s Common Stock the OTCBB.

4.2    Legal Requirements. Each of SurePure US, the Company Shareholders, XOptics and SPPAG will use its respective reasonable commercial efforts to take all actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals by or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such filings with or investigations by any Governmental Entity, and any other such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. SurePure US will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of SurePure US Common Stock pursuant hereto. The Company Shareholders will use their commercially reasonable efforts to assist SurePure US as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of SurePure US Common Stock pursuant hereto.

4.3    Third Party Consents. As soon as practicable following the date hereof, SurePure US and the Company Shareholders will each use its commercially reasonable efforts to obtain all material consents, waivers and approvals under any of its or its subsidiaries’ agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

4.4    Notification of Certain Matters. SurePure US will give prompt notice to the Company Shareholders Representative, and the Company Shareholders Representative will give prompt notice to SurePure US, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date such that the conditions set forth in Section 5.2 or 5.3, as the case may be, would not be satisfied as a result thereof or (b) any material failure of SurePure US or the Company Shareholders, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

4.5    Reasonably Commercial Efforts and Further Assurances. Subject to the respective rights and obligations of SurePure US and the Company Shareholders under this Agreement, each of the parties to this Agreement will use its reasonably commercial efforts to effectuate the Transaction and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement; provided, that, except as otherwise provided in this Agreement, neither SurePure US nor any of the Company Shareholders, nor any subsidiary or affiliate thereof, will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Subject to the foregoing, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated by this Agreement.

4.6           Board of Directors and Certain Officers of the Combined Company.

(a)          The Board of Directors of SurePure US will take all actions necessary to cause the Board of Directors of SurePure US, immediately after the Closing Date, to consist of two persons, one of whom was a director of SurePure US immediately prior to the Closing Date, and the other of whom will be Stephen M. Robinson or such other person as the Company may designee prior to the Closing Date (the “Company Designee”). If, prior to the Closing Date, the Company Designee or SurePure US’s director shall decline or be unable to serve as a director of SurePure US, the Company (if such person was designated by the Company) or SurePure US (if such person was designated by SurePure US) shall designate another person to serve in such person’s stead, which person shall be reasonably acceptable to the other party.

4.7           Audited Financials of Company. As soon as practicable after the Closing Date, but in no event later than four (4) days from such date, SurePure US shall cause the Company to prepare audited financial statements in accordance with GAAP, the Securities Act, and the rules and regulations promulgated under the Securities Act, for filing on SEC Form 8-K, with respect to the Transaction.

ARTICLE V
CONDITIONS TO THE TRANSACTION

5.1    Conditions to Obligations of Each Party to Effect the Transaction. The respective obligations of each party to this Agreement to effect the Share Exchange and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)    No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction.

5.2    Additional Conditions to Obligations of the Company Shareholders. The obligation of each of the Company Shareholders to consummate and effect the Share Exchange and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company Shareholders (acting, for purpose of this Section, through the Company Shareholders Representative):

(a)    Representations and Warranties. The representations and warranties of SurePure US contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of SurePure US contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Closing, except in such cases (other than the representations in Sections 3.2 and 3.3) where the failure to be so true and correct would not have a Material Adverse Effect on SurePure US. The Company Shareholders Representative shall have received a certificate with respect to the foregoing signed on behalf of SurePure US by the President of SurePure US.

(b)    Agreements and Covenants. SurePure US shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing, and the Company Shareholders Representative shall have received a certificate to such effect signed on behalf of SurePure US by the President of SurePure US.

(c)    Cancellation of Shares. Ratree Yabamruing, President of SurePure US, shall have redeemed with SurePure US 22,800,000 shares of SurePure US Common Stock (such number reflecting the stock split effected on June 11, 2011 (and recognized by the Financial Industry Regulatory Authority on August 16, 2011)) of SurePure in exchange for the transfer of the existing business of SurePure US, including both the transfer of its assets and the assumption of its liabilities as of the Closing Date. Kotchaporn Bousing shall have tendered to SurePure US 380,000 shares of SurePure US Common Stock (such number reflecting the stock split effected on June 11, 2011 (and recognized by the Financial Industry Regulatory Authority on August 16, 2011)). SurePure US shall have either effected cancellation of such 23,180,000 shares of SurePure US Common Stock, returning such shares to it authorized share capital, or otherwise make available at Closing a stock certificate of SurePure US representing such shares, duly endorsed for transfer to SurePure US.

(d)    Increase in Authorized Shares; Certificate of Designation. SurePure US shall have obtained the approval of its shareholders to an increase in the number of shares of SurePure US Preferred Stock authorized by its Article of Incorporation to 31,155,282. The board of directors of SurePure US shall have adopted the Certificate of Designation for all such shares of SurePure US Preferred Stock in the form of Exhibit A to this Agreement, such that all such shares of SurePure US Preferred Stock are designated as shares of Non-Voting Convertible Preferred Stock with the rights and limitations set forth therein.

(e)    Stock Option Plan. The Board of Directors of SurePure US shall have approved and the shareholders of SurePure US shall have adopted the Stock Option Plan in the in the form of Exhibit B to this Agreement.

(f)    Directors and Officers. Ms. Kotchaporn shall have resigned from the Board of Directors, and Ms. Yambamrung and Ms. Kotchaporn shall have resigned as officers of the Company, in all cases effective as of the Closing under this Agreement. The Board of Directors of SurePure US shall be set at two directors initially, one of whom shall be Stephen Robinson and the other of whom shall be Ms. Yambamrung.

(g)    Assumption of Certain Obligations. SurePure US shall have delivered to the Company Shareholders Representative an executed Agreement of Assignment and Assumption in the form of Exhibit C to this Agreement under which SurePure US has assumed the executory obligations of the Company under the RD Active Subscription Agreement and the SPHSA Acquisition Agreement, including the obligation to issue shares of Company Common Stock (i) to RD Active and other purchasers under the RD Active Subscription Agreement; and (ii) from and after the closing of the transactions contemplated by the SPHSA Acquisition Agreement, to the shareholders of SPHSA under the SPHSA Acquisition Agreement in exchange for shares of SPHSA and upon the conversion of loans to SPHSA, contingent upon the closing of the transactions under the SPHSA Acquisition Agreement,

5.3    Additional Conditions to the Obligations of SurePure US. The obligations of SurePure US and to consummate and effect the Share Exchange and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by SurePure US:

(a)    Representations and Warranties. The representations and warranties of the Company Shareholders contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of the Company Shareholders contained in this Agreement shall be true and correct in all material respects on and as of the Closing except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Closing, except in such cases (other than the representations in Sections 2.2 and 2.3) where the failure to be so true and correct would not have a Material Adverse Effect on the Company. SurePure US shall have received a certificate with respect to the foregoing signed by or on behalf of the Company Shareholders.

(b)    Agreements and Covenants. The Company Shareholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing, and SurePure US shall have received a certificate to such effect signed by or on behalf of the Company Shareholders.

(c)    Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(d)   SP Subsidiaries. The Company shall have, as wholly owned subsidiaries in accordance with Section 2.1(b), the SP Subsidiaries.

ARTICLE VI
TERMINATION, AMENDMENT AND WAIVER

6.1   Termination. This Agreement may be terminated at any time prior to the Closing of the Transaction:

(a)    by mutual written consent of the Parties, such consent duly authorized by the Board of Directors of SurePure US, on the one hand, and the Company Shareholders (for purpose of this Article VI, acting through the Company Shareholders Representative), on the other hand;

(b)    by either the Company Shareholders or SurePure US if the Transaction shall not have been consummated by March 31, 2013; provided, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transaction to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)    by either the Company Shareholders or SurePure US if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (an “Order”), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which order, decree or ruling is final and nonappealable;

(d)   by the Company Shareholders, if the Board of Directors of SurePure US shall have withheld, withdrawn or modified in a manner adverse to the Company its authorization of the issuance of the shares of SurePure US Common Stock by virtue of the Transaction;

(e)    by the Company Shareholders, upon a breach of any representation, warranty, covenant or agreement on the part of SurePure US set forth in this Agreement, or if any representation or warranty of SurePure US shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) or Section 5.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in SurePure US’s representations and warranties or breach by SurePure US is curable prior to March 31, 2013 by SurePure US through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 6.1(e) provided SurePure US continues to exercise such commercially reasonable efforts to cure such breach; or

(f)    by SurePure US, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company Shareholders shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) or Section 5.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such inaccuracy in the Company Shareholders’ representations and warranties or breach by the Company Shareholders is curable prior to March 31, 2013 by the Company Shareholders through the exercise of its commercially reasonable efforts, then SurePure US may not terminate this Agreement under this Section 6.1(f) provided the Company Shareholders continue to exercise such commercially reasonable efforts to cure such breach.

(g)    by the Company Shareholders if at any time prior to the Closing (including any extension of the Closing) shares of the SurePure US Common Stock have ceased to be quoted on the OTCBB.

6.2   Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 6.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 6.2, Section 6.3 and Article 7 (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

6.3    Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses whether or not the Transaction is consummated; provided, however, that SurePure US, on the one side, and the Company Shareholders, on the other side, shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the Share Exchange and this Agreement (including financial statements and exhibits) and any amendments or supplements thereto.

ARTICLE VII
GENERAL PROVISIONS

7.1    Non-Survival of Representations, Warranties and Covenants. The representations and warranties of the Company Shareholders and SurePure US contained in this Agreement shall terminate at the Closing, and only the covenants that by their terms survive the Closing shall survive the Closing.

7.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to SurePure US, to:

SurePure US Inc.

112 North Curry Street

Carson City, Nevada 89703

Fax: +1 604.661.0759

With a copy to:

Forstrom-Jackson

Suite 1200

625 Howe Street

Vancouver British Columbia

V6C 2T6 CANADA

Fax: +1 604.661.0759

Attention: Stephen Jackson, Esq.

(b)	if to the Company Shareholders, to:

Stephen Robinson, as representative

c/o SurePure Investment Holding AG

Dammstrasse 19
6300 Zug

Fax: +41 41 723-2194

With a copy to:

Barton LLP

420 Lexington Ave., 18th floor

New York, NY 10170

FAX: +1.212.687.3667

Attention: William A. Newman, Esq.

7.3           Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words “Include,” “Includes” and “Including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “The Business Of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be “deemed to include” all direct and indirect subsidiaries of such entity. References herein to “Sections” are references to Sections hereof unless otherwise stated herein.

7.4   Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

7.5   Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Shareholders Disclosure Letter and SurePure US Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including, for the avoidance of the doubt, the Original Share Exchange Agreement and the Merger Agreement. Notwithstanding the foregoing, Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement.

7.6   Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.7   Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

7.8    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the State of Nevada and the federal district courts sitting in the State of Nevada, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Nevada for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

7.9   Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

7.10   Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.11  Definition of “Knowledge”. Wherever used in this Agreement, the term “Knowledge” shall mean the actual knowledge of: (a) in the case of the Company Shareholders, the Chief Executive Officer; and (b) in the case of SurePure US, SurePure US’s President.

[The Remainder of the Page is Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Exchange Agreement to be executed by their duly authorized respective officers as of the date first written above.

SUREPURE INC.

By:	/s/Ratree Yabamrung
Name: Ratree Yabamrung
Title: President

XOPTICS (PTC) LIMITED

By:	/s/ Richard Wilson
Name: Richard Wilson
Title: Director

COMPANY SHAREHOLDERS

By:	/s/Stephen Robinson
Name: Stephen Robinson, as representative by
Power of Attorney

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